EXHIBIT 99 (17) (d)

DISTRIBUTION REINVESTMENT AND CASH PURCHASE PLAN
FOR COMMON STOCKHOLDERS OF
ROYCE GLOBAL VALUE TRUST, INC.

What is the Distribution Reinvestment and Cash Purchase Plan?
          The Distribution Reinvestment and Cash Purchase Plan offers common stockholders of Royce Global Value Trust, Inc. a prompt and simple way to reinvest net investment income dividends and capital gains and other periodic distributions in shares of the Fund’s common stock. It is the Fund’s present policy, which may be changed by the Board of Directors, to distribute substantially all of its net investment income and net realized capital gains, if any, to its stockholders at least annually.

          The Plan also allows you to make optional cash investments in shares of the Fund’s common stock through the Plan Agent and to deposit certificates representing your Fund shares with the Plan Agent for safekeeping.

          Computershare Trust Company, N.A. (“Computershare”), a federally chartered trust institution, acts as Plan Agent for stockholders in administering the Plan. Computershare, Inc., an affiliate of Computershare and a transfer agent registered with the Securities and Exchange Commission, acts as service agent for Computershare. The complete terms and conditions of the Plan accompany this outline.

Who can participate in the Plan?
          If your shares of common stock of the Fund are registered in your own name, you will automatically participate in the Plan, unless you have indicated that you do not wish to participate and instead wish to receive dividends and capital gains distributions in cash.

What does the Plan offer?
          The Plan has two components: reinvestment of dividends and distributions, and an optional cash purchase feature.

•         Reinvestment of dividends and distributions
          By participating in the Plan, your dividends and distributions will be promptly paid to you in additional shares of common stock of the Fund, thereby increasing your holdings in the Fund. If the Fund declares a dividend or distribution, you will automatically receive shares of the Fund’s common stock. The number of shares to be issued to you will be determined by dividing the total amount of the distribution payable to you by the lower of (i) the last reported sale price of a share of the Fund’s common stock on the valuation date, which will normally be the fifth business day following the record date, or (ii) the net asset value per share on the valuation date, provided that the Fund will not issue new shares at a discount of more than 5% from the last reported sale price on that date.

•         Voluntary cash purchase
          Plan participants have the option of making investments in shares of the Fund’s common stock through the Plan Agent. You may invest $100 or more monthly. The Plan Agent will purchase shares for you on the New York Stock Exchange or otherwise in the open market on or about the 15th of each month. If you hold shares that are registered in your own name, you should contact the Plan Agent directly. Please send your check, made payable to Royce Global Value Trust, Inc., to the following address:

Computershare
c/o Royce Global Value Trust, Inc.
PO Box 43010
Providence, RI 02940-3010

Your cash (which does not earn interest) will be held by the Plan Agent until the following month’s investment date. You may withdraw a voluntary cash payment by written notice if the notice is received by the Plan Agent not less than forty-eight hours before the investment date.

How does the custody of shares work?
          All shares that are issued to you in payment of distributions or that are purchased by you through voluntary cash purchases are held in the name of the Plan Agent or its nominee and the shares are added to your balance in the Plan. You also have the option of sending your common stock certificates to the Plan Agent, as described in Paragraph 9 of the Plan, and the shares will be included in your balance in the Plan and held in the same manner as noted above. The Plan Agent will send a confirmation statement to you shortly after any activity in your account. You may contact the Plan Agent directly by calling 1 (800) 426-5523 between 9:00 a.m. and 5:00 p.m., Monday through Friday.

Is there a cost to participate?
          There is no charge payable by participants for receiving dividends and capital gains distributions in additional Fund shares, since the Plan Agent’s fees and expenses are paid by the Fund.

          For purchases from voluntary cash payments, participants must pay a service fee of $0.75 for each monthly investment and a pro rata share of the brokerage commissions. These charges will be deducted from amounts to be invested.

May I withdraw from the Plan?
          You may withdraw from the Plan without penalty at any time by written notice to the Plan Agent. Your withdrawal will be effective as specified in Paragraph 13 of the Plan. Upon withdrawal, you will receive subsequent dividends and capital gains distributions in cash instead of shares.

          To withdraw from the Plan or to sell shares held by the Plan Agent, you must send written instructions signed by all registered owners to the Plan Agent. If you withdraw, at your option you will either receive without charge a certificate issued in your name for all full shares or, if you request, the Plan Agent will sell all of the shares in your Plan account (including any other Fund shares deposited by you) through a broker selected by it and send you the proceeds, less a service fee of $2.50 and less brokerage commissions. If you elect to sell your full shares, your written instructions signed by all registered owners must have signatures guaranteed if the net proceeds will exceed $10,000. A signature guarantee verifies the authenticity of your signature and may be obtained from banks, brokerage firms and any other guarantor that the Plan Agent deems acceptable. The Plan Agent will convert any fractional shares you hold at the time of your withdrawal to cash at the current market price and send you a check for the proceeds.

          If at any time you wish to re-enroll in the Plan, simply send written instructions signed by all registered owners to the Plan Agent.

How do participating stockholders benefit?
          • You will build holdings in the Fund easily and automatically, at no brokerage cost for distributions in Fund shares or at reduced cost in the case of voluntary cash purchases.

          • You will receive a detailed account statement from the Plan Agent, showing total dividends and distributions, additional cash payments, date of investment, shares acquired and price per share, and total shares of record held by you and by the Plan Agent for you. You will be able to vote all shares held for you by the Plan Agent at stockholder meetings.

          • As long as you participate in the Plan, the Plan Agent will hold the shares it has acquired for you and from other participants in safekeeping, in non-certificated form. This convenience provides added protection against loss, theft or inadvertent destruction of certificates.

Whom should I contact for additional information?
          Please address all notices, correspondence, questions or other communications regarding the Plan to:

Computershare
c/o Royce Global Value Trust, Inc.
PO Box 43010
Providence, RI 02940-3010
1 (800) 426-5523

          Either Royce Global Value Trust, Inc. or Computershare may amend or terminate the Plan. Participants will be sent written notice at least 30 days before the effective date of any amendment. In case of termination, participants will be sent written notice of the termination at least 30 days before the record date of any dividend or capital gains distribution by the Fund.

DISTRIBUTION REINVESTMENT AND
CASH PURCHASE PLAN OF
ROYCE GLOBAL VALUE TRUST, INC.

          Royce Global Value Trust, Inc., a Maryland corporation (the “Fund”), hereby adopts the following plan the “Plan”) with respect to net investment income dividends and capital gains and other periodic distributions declared by its Board of Directors on shares of its Common Stock and to voluntary cash purchases of shares of its Common Stock:

1. Unless a stockholder specifically elects to receive cash as set forth below, all net investment income dividends and all capital gains and other periodic distributions hereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Fund.

2. Such dividends and distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the dividend and/or distribution involved. Unless a stockholder specifically elects otherwise, such stockholder will receive all dividends and/or distributions in full and fractional shares of the Fund’s Common Stock, and no action shall be required on such stockholder’s part to receive a distribution in stock.

3. The number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the lower of (i) the last reported sale price at the close of regular trading on the New York Stock Exchange on the valuation date fixed by the Board of Directors for such distribution, which will normally be the fifth business day following the record date, or (ii) the net asset value per share on the valuation date (but not less than 95% of the last reported sale price on that date).

4. A stockholder may, however, elect to receive his or its dividends and distributions in cash. To exercise this option, such stockholder shall notify Computershare, the Plan Agent and the Fund’s custodian, transfer agent and registrar, in writing so that such notice is received by Computershare no later than 10 days prior to the record date fixed by the Board of Directors for the dividend and/or distribution involved.

5. Computershare will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash (“Participant”). Computershare may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in Computershare’s name or that of its nominee. Upon request by a Participant, received in writing no later than 10 days prior to the record date, Computershare will, instead of crediting shares to and/or carrying shares in a Participant’s account, issue, without charge to the Participant, a certificate registered in the Participant’s name for the number of whole shares payable to the Participant and a check for any fractional share.

6. A Participant has the option of sending additional funds to Computershare, in any amount of at least $100, for the purchase in the open market of shares of the Fund’s Common Stock for his or its account. Such voluntary payments will be so invested by Computershare on or about the 15th of each month, and in no event more than 30 days after such date, except where necessary to comply with provisions of Federal securities law. Funds received less than 5 business days prior to an investment date will be held by Computershare until the next investment date. A Participant may withdraw his entire voluntary cash payment by written notice received by Computershare not less than 48 hours before such payment is to be invested.

7. Investments of voluntary cash payments may be made by Computershare on any securities exchange where shares of the Fund’s Common Stock are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as Computershare shall determine. Participant funds held by Computershare uninvested will not bear interest, and Computershare shall have no liability in connection with any inability to purchase shares within 45 days after receipt of funds or with the timing of any purchases effected. Computershare shall have no responsibility as to the value of the shares of the Fund’s Common Stock acquired for any Participant’s account and may commingle funds of Participants for the purpose of cash investments. The average price (including brokerage commissions) per share of all shares purchased by Computershare shall be the price per share allocable to the Participant in connection with the cash investment.

8. Computershare will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, Computershare will adjust for any such undivided fractional interest in cash at the market value of the Fund’s shares at the time of termination.

9. A Participant may deposit certificates for shares of Common Stock of the Fund with Computershare for safekeeping. The deposited shares will be credited to the Participant’s account and will be treated in all respects in the same manner as shares issued to or purchased for the Participant’s account. All certificates should be sent with written instructions to deposit the certificates in the Participant’s Plan account. They need not be endorsed and should be sent by registered or certified mail, return receipt requested, to:

Computershare
c/o Royce Global Value Trust, Inc.
PO Box 43010
Providence, RI 02940-3010

10. Computershare will forward to each Participant any Fund-related proxy solicitation materials and each Fund report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Fund.

11. In the event that the Fund makes available to its Common Stockholders rights to purchase additional shares or other securities, the shares held by Computershare for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.

12. Computershare’s service fee, if any, for administering the Plan will be paid for by the Fund. Participants will be charged a $0.75 service fee for each voluntary cash investment and their pro rata share of brokerage commissions on all open market purchases.

13. Each Participant may terminate his or its account under the Plan by so notifying Computershare in writing. Such termination will be effective immediately if the Participant’s notice is received by Computershare not less than 10 days prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution. The Plan may be terminated by the Fund or by Computershare upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination, Computershare will cause a certificate or certificates to be issued for the full shares held for each Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his or its written notice to Computershare in advance of termination to have Computershare sell part or all of his or its shares and remit the proceeds to the Participant, Computershare is authorized to deduct a $2.50 transaction fee plus brokerage commission from the proceeds.

14. These terms and conditions may be amended or supplemented by Computershare or the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, Computershare receives written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by Computershare in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by Computershare under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Fund held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

15. Computershare will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by Computershare’s negligence, bad faith or willful misconduct or that of its employees or agents.

16. These terms and conditions shall be governed by the laws of the State of New York.

February 2011